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                                                               Exhibit 12.(d)(5)


CellStar Corporation
1730 Briercroft Court
Carrollton, TX 75006

Ladies and Gentlemen:

The purpose of this letter is to indicate that we are interested in exchanging our $67,995,000 principal amount of CellStar's 5% Convertible Subordinated Notes due 2002 for approximately $25,600,000 principal amount of CellStar's Senior Subordinated Convertible Notes convertible into approximately 25,600,000 shares of CellStar Common Stock and approximately $23,400,000 in cash pursuant to the exchange offer described in your letter to us dated December 21, 2001. This amount represents 100% of the 5% Convertible Notes that we beneficially own. Our indication of interest is not binding and is subject to the terms of your letter to us dated December 21, 2001.

Dated: 12-21-01                      STARK INVESTMENTS

                                     By:/s/ Colin M. Lancaster
                                        ----------------------
                                        Colin M. Lancaster
                                        Title: General Counsel